Exhibit 99.1

Timber Pharmaceuticals Receives European Orphan Designation for Autosomal Recessive Congenital

Ichthyosis & Positive Comments on Pediatric Investigation Plan for TMB-001 in Autosomal

Recessive CI & X-Linked Recessive Ichthyosis

- Regulatory milestones improve path to filing a European Marketing Authorization Application -

- Company plans to submit additional application for orphan designation in Europe for TMB-001 for the treatment of X-linked recessive ichthyosis -

BASKING RIDGE, NJ, October 25, 2022 – Timber Pharmaceuticals, Inc. ("Timber" or the “Company”) (NYSE

American: TMBR), a clinical-stage biopharmaceutical company focused on the development and commercialization of treatments for rare and orphan dermatologic diseases, today announced the European Commission (EC) has granted orphan designation for TMB-001 for the treatment of autosomal recessive congenital ichthyosis (ARCI). The European Medicines Agency (EMA) Pediatric Committee (PDCO) also provided positive comments on the Pediatric Investigation Plan (PIP) for the treatment of ARCI and X-linked recessive ichthyosis (XLRI), setting the basis for a final discussion in mid-November, which is a prerequisite for filing a Marketing Authorization Application (MAA) with the EMA.

“The most severe inherited types of congenital ichthyosis can be life threatening and patients around the world often have to spend several hours a day caring for their skin because there are limited treatment options available,” said John Koconis, Chairman and Chief Executive Officer of Timber. “We are executing on a well-defined plan to address these unmet needs, not just in the U.S., but around the world, including Europe and other regions. Our most recent milestones in Europe, including orphan designation for ARCI, the submission of a PIP, and the initiation of clinical trial sites in several European countries over the next few months, begin to lay a solid foundation for TMB-001 in the region. We believe this is an attractive opportunity to partner in an ex-U.S. licensing agreement and we will continue to engage with patient advocacy groups internationally, including in Italy, France, and Germany, as we progress with this important clinical development program.”

TMB-001 is a topical isotretinoin, formulated using the Company’s patented IPEG™ delivery system, in development for the treatment of moderate to severe forms of congenital ichthyosis. Congenital ichthyosis is a group of rare genetic keratinization disorders that lead to dry, thickened, and scaling skin. In patients with ARCI and XLRI, cutaneous manifestations include large, dark scaling throughout the body. Timber has received European orphan designation for TMB-001 for the treatment of ARCI and will continue to expand its program by applying for European orphan designation for TMB-001 for XLRI by October 26, 2022.

The Company is currently assessing the efficacy, pharmacokinetics and safety of TMB-001 (0.05% isotretinoin) in the ongoing pivotal Phase 3 ASCEND clinical trial at leading research centers in the U.S., Canada, Italy, France, and Germany. The study will enroll approximately 142 patients with moderate to severe congenital ichthyosis.

The EMA’s orphan designation is available to companies developing treatments for rare diseases that are life-threatening or chronically debilitating that affect fewer than five in 10,000 people across the European Union (EU). Medicines that are granted orphan designation by the EMA qualify for financial and regulatory incentives including protocol assistance at reduced fees during product development, access to centralized marketing authorization, and 10 years of marketing exclusivity in the EU after product approval.

About Timber Pharmaceuticals, Inc.

Timber Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of treatments for rare and orphan dermatologic diseases. The Company's investigational therapies have proven mechanisms-of-action backed by decades of clinical experience and well-established CMC

(chemistry, manufacturing, and control) and safety profiles. The Company is initially focused on developing non-systemic treatments for rare dermatologic diseases including congenital ichthyosis (CI) and sclerotic skin diseases. For more information, visit www.timberpharma.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company's product development, clinical and regulatory timelines, market opportunity, competitive position, intellectual property rights, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management's current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential, "predict," "project," "should," "would" and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 as well as other documents filed by the Company from time to time thereafter with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, contact:

Timber Pharmaceuticals, Inc.

John Koconis

Chairman and Chief Executive Officer

jkoconis@timberpharma.com

Investor Relations:

Stephanie Prince

PCG Advisory

(646) 863-6341

sprince@pcgadvisory.com

Media Relations:

Adam Daley

Berry & Company Public Relations

(212) 253-8881

adaley@berrypr.com